EXHIBIT 10.7

Portions Subject to Confidential Treatment Request Under Rule 24b-2

EXCLUSIVE LICENSE AGREEMENT

between

*************************

Celator Pharmaceuticals

and

PRINCETON UNIVERSITY

Concerning Princeton	Case No. 06-2228
Primary Inventor	Robert K. Prud’homme

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and is effective as of the     day of             , 2007, by and between PRINCETON UNIVERSITY, having its Technology Licensing and Intellectual Property at 4 New South Building, Princeton, New Jersey 08544-0036, (hereinafter referred to as “Princeton”), and Celator Pharmaceuticals, a Delaware corporation having a principal place of business at 303B College Road East, Princeton, N.J. 08540 (hereinafter referred to as “Celator”).

RECITALS

WHEREAS, Certain inventions disclosed under Princeton Case No, 06-2228-1, generally characterized as Particulate Constructs for Release of Active Agents(PCT/US2005/025549), hereinafter collectively referred to as the “Invention were made in the course of research at Celator Pharmaceuticals by Dr. Lawrence D. Mayer and at Princeton, by Dr. Robert K. Prud’homme and others (hereinafter, “Inventors”); and

WHEREAS, Celator entered into a Research Agreement with Princeton effective on March 10, 2002, which resulted in the Invention;

WHEREAS, Celator is a “small business firm” as defined in 15 U.S.C, 632; and

WHEREAS Princeton and Celator each has an undivided interest in Invention and in Patent Rights as herein defined, and

WHEREAS, Celator wishes to obtain certain rights from Princeton for the exclusive right for commercial development, manufacture, use, and sale of the Invention under Princeton Patent Rights, and Princeton is willing to grant such rights on the terms and conditions set forth in this Agreement; and

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

WHEREAS, Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents that constitute Patent Rights, as hereafter defined; and

WHEREAS, Princeton is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

NOW THEREFORE, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means (i) any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Celator to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors and (ii) any joint venture in which Celator or an Affiliate participates which markets Licensed Products.

1.2 “Celator Patent Rights” means Celator’s undivided Interest in Patent Rights.

1.3 “Charitable Objective” shall mean access to affordable health solutions for the benefit of people most in need within the developing countries and in other than Major Marketing Countries.

1.4 “Data” means all information developed or acquired by Celator, its Affiliates or its sublicensees, its units, its employees, the Inventors, or its consultants relating to the Invention, Licensed Products, this Agreement or US PCT/US02/10715 as licensed in any subsequent Agreement including but not limited to all patent prosecution documents, and all information received from Inventors.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

1.5 “Licensed Field” shall mean the use of the Invention that includes any contact with the human or animal body or sample derived therefrom for medical or veterinary purposes. All non-medical and non-veterinary applications and uses including, but not limited to, flavors, dyes/pigments, fine organics, imaging agents other than medical and veterinary diagnostic imaging, cosmetics, vitamins, aerosols and aerosol delivery systems other than for delivery of medical and veterinary diagnostics, prophylactics or therapeutics, foods, beverages and inks are expressly excluded from the Licensed Field. For avoidance of doubt uses including but not limited to cosmetics, food and beverage, as nutraceuticals, functional foods or non-prescription cosmeceuticals are considered non-medical and non-veterinary uses and are expressly excluded from the Licensed Field.

1.6 “Licensed Method” means any process, method, or use that is covered by Patent Rights or whose use or practice would constitute an infringement of any issued or pending claim within Patent Rights if performed by an unauthorized entity.

1.7 “Licensed Product” means any material or product or kit, or any service, process, or procedure that (1) either is covered by Patent Rights or whose manufacture, use, or sale would constitute an infringement of any pending or issued claim within Patent Rights if performed by an unauthorized entity or (2) is developed, made, sold, registered, or practiced using Licensed Method or is used to practice the Licensed Method, in whole or in part if said Licensed Method is conducted by an unauthorized entity.

1.8 “Major Market Countries” shall mean the United States, Australia, Canada, China, France, Germany, Italy, Japan, Korea, Mexico, the United Kingdom and Spain.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

1.9 “Negotiated Fields” shall be those fields within the Licensed Field, where Professor Prud’homme and Princeton have reasonable prospects to pursue commercial relationships, in fields not competitive with Celator, and where Celator does not have a commercial interest either to pursue on its own or to pursue involving third parties, which are agreed upon by the parties during the term of this Agreement as set out in Article 3 of this Agreement. The Negotiated Fields will not, in any event, include applications for cancer. The Negotiated Fields shall be determined on a case by case basis and shall require Celator’s consent.

1.10 “Net Sales” means the total of the cash consideration received for Licensed Products made, leased, transferred, sold or otherwise disposed of by Celator, its Affiliates, and its sublicensees, at arms-length prices, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received) included on the invoice and actually paid: cash, trade, or quantity discounts; sales or use taxes imposed upon particular sales; import/export duties; and transportation charges.

A Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time Celator bills, invoices, ships, or receives payment for such Licensed Product, whichever occurs first.

If Celator leases, transfers, sells, or otherwise disposes a unit of Licensed Product in any reporting period but does not receive cash consideration representing an arms’ length negotiated purchase price therefor, then Net Sales of such unit of Licensed Product shall equal the greater of (a) the weighted average Net Sales of a unit of such Licensed Product sold during said reporting period for cash consideration representing an arms’ length negotiated purchase price (if any such sales are made during

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

said reporting period), or (b) the weighted average Net Sales of a unit of such Licensed Product sold during the most recent reporting period for which sales were made for cash consideration representing an arms’ length negotiated purchase price (if no such sales are made during said reporting period).

1.11 Patent Rights are rights arising under patent applications and patents claiming priority from PCT/US2005/025549 including any continuations, divisions, extensions, reexaminations, reissues thereof, but not including continuations-in-part.

1.12 “Princeton Patent Rights” means Princeton’s undivided interest in Patent Rights,

1.13 “Territory” shall mean all countries of the world in which Princeton and Celator have Patent Rights,

2. GRANT

2.1 Subject to the limitations set forth in this Agreement, Princeton hereby grants to Celator an exclusive license in the Licensed Field, under Princeton Patent Rights, to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement.

2.2 For uses and applications outside of the Licensed Field, and in the agreed upon Negotiated Fields and Charitable Objective, Celator, will grant to Princeton an exclusive, NON-ROYALTY BEARING license to Celator’s Patent Rights solely for the activities set forth in paragraph 2,3,

2.3 Princeton shall use best efforts to negotiate and conclude licenses for applications and uses outside of the Licensed Field, and in the

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

agreed upon Negotiated Fields and to obtain proceeds therefrom. Such licenses shall be similar in form to the present license and require that the licensee indemnify Celator and name Celator as an insured according to the terms of Article 21 herein. Proceeds include all consideration of any type, including, without limitation, licensing fees, milestone payments, royalties or any other form of financial remuneration paid by licensees, (“Gross Receipts”) for the practice, application and use outside of the Licensed Field, and in the agreed upon Negotiated Fields. However, Proceeds does not include sponsored research, gift, or other consideration received by the laboratory of Professor Robert Prud’homme in connection with collaborative research in the agreed upon Negotiated Fields. Any Proceeds received by Princeton shall be split as follows; Princeton shall first deduct pre-approved out-of-pocket expenses from Gross Receipts, resulting in “Net Receipts”. Princeton shall thereafter deduct an administrative fee of fifteen percent (15%) from Net Receipts and any remaining proceeds shall be split between Princeton and Celator, 50:50

2.4 Celator shall provide Data relevant to discussions to Princeton to allow for Princeton to pursue best efforts to negotiate and conclude licenses as specified in 2.3 above.

2.5 Princeton expressly reserves the right to use the Invention, Patent Rights, Licensed Products, Licensed Methods, non-confidential Data and associated information and technology for educational, research and other non-business purposes, to publish the results thereof, and to grant non-exclusive licenses to other not-for-profit institutions for research purposes, including the publication of results.

2.6 Celator expressly reserves the right to use the Invention and Patent Rights for internal research purposes outside the Licensed Field and

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

within any Negotiated Field. Should this provision be an obstacle to completion of a license offered by Princeton under Article 2.3, Celator agrees to assist Princeton in dealing with this obstacle.

2.7 Princeton acknowledges that additional research conducted or funded by Celator in connection with the Licensed Products constitutes ongoing diligence on the part of Celator as specified in Article 8 of this Agreement. In the event that Celator desires to outsource additional research in connection with the development of the Licensed Products, Celator will review such research opportunity with Princeton to determine if such research could be conducted at Princeton on mutually agreed terms.

3. NEGOTIATED FIELDS

3.1 Princeton shall notify Celator in writing of its interest in acquiring rights in the Negotiated Field by providing a brief description of the Negotiated Field to Celator for its approval, which will not be unreasonably withheld, Celator has sixty (60) days thereafter to notify Princeton if Celator agrees to grant such rights in the Negotiated Field. Lack of response by Celator within sixty (60) days of the notification by Princeton shall be construed as an approval for Princeton to proceed in the Negotiated Field.

3.2 Upon approval by Celator for Princeton to pursue a Negotiated Field, both parties shall agree to a time frame for Princeton to pursue the Negotiated Field or return the rights in the Negotiated Field back to Celator. Celator reserves the right to assist Princeton in the negotiations, in a mutually acceptable manner. All financial remuneration received by Princeton from third party licensees of the Negotiated Field will be shared with Celator as in item 2.3 above.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

3.3 If Celator does not approve Negotiated Rights as requested by Princeton in accordance with paragraph 3.1 above, Celator agrees to discuss in good faith with Princeton its rationale for such refusal. In principle, both Celator and Princeton seek to develop and utilize Patent Rights, Licensed Method, and Licensed Product to the fullest extent, Therefore where Celator has refused rights to Princeton in the Negotiated Fields, both parties shall agree to a time frame for Celator to pursue the Negotiated Field or approve the rights requested by Princeton in the Negotiated Field.

4. CHARITABLE OBJECTIVE

4.1 Celator is aware that Princeton is a member of the “Needle-free vaccination via Nanoparticle Aerosols” project which is being funded by the Bill & Melinda Gates Foundation, through Harvard University. As a member of this project Princeton has agreed to ensure that public health solutions in developing countries, exclusive of the Major Market Countries, are optimized through (i) the broad availability of data and information to the scientific community and (ii) the access to affordable health solutions for the benefit of people most in need within the developing countries (“the Charitable Objective”. The Charitable Objective will be achieved through the following objectives a) reporting of inventions, b) publication of results of work under the grant, c) identification of background technologies and strategy to ensure access, d) strategy to secure if necessary and manage and allocate IP rights and e) potential post project development plans and f) strategies regarding the commercialization and sustainability of the projects anticipated final health solution.

Princeton expressly reserves the right to use the Invention, Princeton Patent Rights, Licensed Products, Licensed Methods, Data, and associated information and technology for the achievement of the Charitable Objective as defined in the “Needle Free Vaccination via Nanoparticle Aerosols” project.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

5. CELATOR SUBLICENSES

5.1 Princeton acknowledges that Celator has the right to grant sublicenses in the Licensed Field, subject to any agreed upon Negotiated Fields to third parties under the licenses granted in Article 2, provided Celator has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to Princeton that are contained in this Agreement.

5.2 Celator shall notify Princeton of any pending sublicenses by providing to Princeton a brief description of the proposed sublicense.

5.3 Within thirty (30) days after execution thereof, Celator shall provide Princeton with a copy of each sublicense issued hereunder, and shall thereafter collect, remit, and guarantee payment of all royalties due Princeton from sublicensees and summarize and deliver all reports due Princeton from sublicensees.

6. NON ROYALTY SUBLICENSING CONSIDERATION

6.1 Celator shall pay to Princeton ******** of all consideration, received by Celator from sublicensing or transferring the rights under the Princeton Patent Rights or any portion thereof, licensed to Celator hereunder; provided however that this provision shall only apply in circumstances where Celator has not retained an interest in the applicable product or product candidate and shall not apply to any such sublicense or transfer by Celator in connection with collaborative product development activities, or to any licenses for the product research, product development activities, product manufacture, marketing, and/or sale activities performed on behalf of Celator.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

7. ROYALTIES

7.1 Except as otherwise required by law, Celator shall pay to Princeton a running royalty of ****************************** during the term of this Agreement. Sales among Celator, Its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon sales or transfers between unrelated third parties and shall be based on arms length consideration

7.2 Royalties payable to Princeton shall be paid to Princeton quarterly on or before the following dates of each calendar year:

February 28	May 31
August 31	November 30

Each such payment will be for unpaid royalties that accrued within Celator’s most recently completed calendar quarter.

7.3 All amounts due Princeton shall be payable in United States Dollars in Princeton, New Jersey. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

7.4 Celator shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. Celator shall also be responsible for all bank transfer charges.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

7.5 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Celator with respect to any country where a Licensed Product is sold, Celator shall pay royalties due to Princeton from Celator’s other sources of United States Dollars.

7.6 In the event that any patent or any claim thereof included within the Princeton Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision with respect to such country. Celator shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

8. DILIGENCE

8.1 Celator, upon execution of this Agreement, shall use commercially reasonable efforts to develop, test, obtain regulatory approval for, manufacture, and market and sell Licensed Products in the Territory. Consistent with its plans for development and commercialization of Licensed Products, Celator shall use its commercially reasonable efforts to either develop and commercialize Licensed Products on its own behalf, or sublicense rights within the Licensed Field for such development and commercialization.

8.2 Celator shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.

8.3 Celator shall use all reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

8.4 Celator shall review additional outsourced research needs, in connection with the development of the Licensed Products, with Princeton to determine if such research could be conducted at Princeton on mutually agreed terms.

8.5 Celator agrees that Princeton shall be entitled to terminate this Agreement in accordance with article 12 if Celator shall fail to implement any of the items as outlined in article 8, as listed above, in which case both parties can pursue the technology on a royalty free non exclusive basis

9. PROGRESS AND ROYALTY REPORTS

9.1 For each invention, beginning February 28, 2008, and annually thereafter Celator shall provide a progress report for each License Product covering Celator’s progress towards commercialization, including where applicable activities related to the development and testing of all Licensed Products, key scientific discoveries, summary of work complete and in progress, current schedule of anticipated events or milestones, activities in obtaining sublicensees and sublicensee’s activities, activities to develop Licensed Products and Licensed Methods for uses within the Licensed Field but outside of oncology, and the obtaining of the governmental approvals necessary for marketing.

These progress reports shall be made for each Licensed Product, as appropriate„

9.2 Celator shall have a continuing responsibility to keep Princeton informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensee.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

9.3 Celator shall report to Princeton, on its immediately subsequent progress and royalty report, the date of first commercial sale of each Licensed Product in each country.

9.4 After the first commercial sale of a Licensed Product anywhere in the world, Celator will make quarterly royalty reports (and submit royalties per section 7.2 hereunder) to Princeton on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover Celator’s most recently completed calendar quarter and will show (a) gross sales and Net Sales of each Licensed Product sold by Celator including a clear indication of how Net Sales were calculated; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales; (c) the method used to calculate the royalty; and (d) the exchange rates used, if any.

9.5 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Celator.

10. BOOKS AND RECORDS

10.1 Celator shall keep and cause its sublicensees to keep books and records in accordance with general acceptable accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Princeton at reasonable times upon reasonable notice.

10.2 The fees and expenses of Princeton representatives performing such an examination shall be borne by Princeton. However, if an error in royalties of more than five percent (5%) of the total royalties due for any

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

year is discovered, or if as a result of the examination it is determined that Celator is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by Celator.

11. TERM OF THE AGREEMENT

11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect in each country of the Territory until the longer of (i) expiration of the last-to-expire patent licensed under this Agreement in such country or (ii) ten years from the date of first commercial sale of a Licensed Product in such country

11.2 Any expiration or termination of this Agreement shall not affect the lights and obligations set forth in the following Articles:

Article 10	BOOKS AND RECORDS

Article 15	DISPOSITION OF LICENSED PRODUCTS AND INFORMATION ON HAND UPON TERMINATION

Article 16	USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION

Article 21	INDEMNIFICATION AND INSURANCE

Article 26	FAILURE TO PERFORM

Article 30	CONFIDENTIALITY

12. TERMINATION BY PRINCETON

12.1 If Celator should breach or fail to perform any provision of this Agreement, then Princeton may give written notice of such default (Notice of Default) to Celator. If Celator should fail to cure such default within

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

sixty (60) days of the effective date of such notice, Princeton shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to Celator, If a Notice of Termination is sent to Celator, this Agreement shall automatically terminate on the effective date of such notice. Termination shall not relieve Celator of its obligation to pay all amounts due to Princeton as of the effective date of termination and shall not impair any accrued right of Princeton.

13. TERMINATION BY CELATOR

13.1 Celator shall have the right at any time to terminate this Agreement in whole or as to any portion of Princeton Patent Rights by giving ninety (90) days’ notice thereof in writing to Princeton.

13.2 Any termination pursuant to the above paragraph shall not relieve Celator of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Celator or any payments made to Princeton hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Princeton arising under this Agreement prior to such termination.

14. EFFECT ON SUBLICENSEES

14.1 Upon any termination of this Agreement, Princeton and Celator shall grant a direct license to any sublicensee of Celator hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement or the sublicense agreement and agrees in writing to be bound by the terms and conditions of such direct license.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

15. DISPOSITION OF LICENSED PRODUCTS AND INFORMATION

ON HAND UPON TERMINATION

15.1 Upon termination of this Agreement by either party (i) Celator shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Celator shall promptly return upon, written request by Princeton, and shall cause its sublicensees to return, to Princeton all property belonging to Princeton, if any, that has been provided to Celator or its Affiliates or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Celator may retain one copy of written material for record purposes only, provided such material is not used by Celator for any other purpose and is not disclosed to others); and (iii) Celator shall provide Princeton with copies of all information relating to Licensed Product or Licensed Method developed or acquired by Celator or its Affiliates and sublicensees, and Princeton shall have the nonexclusive, worldwide right to use such information in connection with its research and in connection with the relicensing of Princeton Patent Rights.

16. USE OF NAMES, TRADEMARKS f AND CONFIDENTIAL INFORMATION

16.1 Nothing contained in this Agreement shall be construed as granting any right to Celator or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Princeton or any of its units (including contraction, abbreviation or simulation of any of the foregoing. Unless required by law, the use by Celator of the name, “Princeton” or any campus or unit of Princeton is expressly prohibited, and Celator shall not use such names in any manner without Princeton’s prior written consent.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

17. LIMITED WARRANTY

17.1 Princeton warrants to Celator that it has the lawful right to grant this license.

17.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. PRINCETON MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3 IN NO EVENT WILL PRINCETON BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS.

17.4 Nothing in this Agreement shall be construed as:

(17.4a) a warranty or representation by Princeton as to the validity or scope of any Princeton Patent Rights; or

(17.4b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property of third parties; or

(17.4c) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 18; or

(17.4d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Princeton other than Princeton Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Princeton Patent Rights; or

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

(17.4e) an obligation to furnish any know-how not provided in Princeton Patent Rights.

18. PATENT PROSECUTION AND MAINTENANCE

18.1 Princeton and Celator shall diligently prosecute and maintain the United States patents comprising Patent Rights using counsel chosen by Celator with the approval of Princeton, such approval not to be unreasonably withheld. Celator and Princeton shall cooperate in the prosecution of the patent applications and Celator shall provide Princeton with copies of all relevant documentation prior to the filing of such documents. Approval to move forward on any pending prosecution prepared by counsel jointly chosen will not be unreasonably withheld, Celator will keep Princeton informed and appraised of the continuing prosecution, in a timely fashion. Celator agrees to keep this documentation confidential.

18.2 Princeton shall give due consideration to amending any patent application to include claims reasonably requested by Celator to protect the Licensed Products contemplated to be sold under this Agreement.

18.3 Princeton shall cooperate with Celator in applying for an extension of the term of any patent included within Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. Celator shall prepare all such documents, and Princeton agrees to execute such documents and to take such additional action as Celator may reasonably request in connection therewith.

18.4 All past, present, and future costs of preparing, filing, prosecuting, defending, and maintaining all United States patent applications

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Patent Rights shall be borne by Celator. Subject to the provisions of Articles 18.6 and 18.7, current and future costs shall be payable by Celator within thirty (30) days of the billing date. Failure to pay these bills in a timely manner is grounds for terminating this Agreement. After Celator has been notified three times of failure to pay bills in a timely manner, Princeton may terminate this Agreement without prior notice.

18.5 Celator shall prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries.

18.6 Celator’s obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that Celator may terminate its obligations with respect to any given patent application or patent upon written notice to Princeton. Such notice shall be provided by Celator at least three months prior to any action required to prosecute or maintain the application. Commencing on the effective date of such notice, Princeton may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and Celator shall have no further right or licenses thereunder.

18.7 In the event that any jurisdiction requires the filing of a divisional application based on lack of unity or on a restriction requirement, Celator may, at its option, file such a divisional application. In the event Celator elects not to file any such divisional application, Celator shall notify Princeton at least three months prior to the deadline for filing such a divisional application and Princeton may file such divisional application and assume responsibility for prosecution and/or maintenance thereof at its sole discretion and expense, and Celator shall have no further right or licenses thereunder.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

18.8 Princeton shall have the right to prosecute patent applications covered by Patent Rights at its own expense in any country in which Celator’s Patent Rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by Princeton to others.

19. PATENT MARKING

19.1 Celator shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

20. PATENT INFRINGEMENT

20.1 In the event that Celator shall learn of the substantial infringement of any patent licensed under this Agreement, Celator shall call Princeton attention thereto in writing and shall provide Princeton with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Celator has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Princeton Patent Rights without first obtaining consent of the other Party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

20.2 Celator may request that Princeton take legal action against the infringement of Princeton Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement, and damages to Celator. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, Princeton shall have the right to

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

(20.2a) commence suit on its own account; or

(20.2b) refuse to participate in such suit;

and Princeton shall give notice of its election in writing to Celator by the end of the one-hundredth (100th) day after receiving notice of such request from Celator. Celator may thereafter bring suit for patent infringement if and only if Princeton elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Celator had exclusive rights under this Agreement. However, in the event Celator elects to bring suit in accordance with this paragraph, Princeton may thereafter join such suit at its own expense.

20.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by Princeton and Celator shall be shared by them, after paying the reasonable legal expenses of both parties.

20.4 Each party agrees, to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice.

21. INDEMNIFICATION AND INSURANCE

21.1 Celator shall fully indemnify, hold harmless and defend Princeton, including any governors, trustees, officers, employees, students, agents of Princeton, against any and all claims, demands, suits, investigations, losses, liabilities, damages, costs, fees and expenses

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

(including reasonable attorneys’ fees and expenses of counsel acceptable to Princeton) arising out of Celator’s exercise of this license or any sublicense under this Agreement or Celator’s performance or non-performance of its obligations under this Agreement, including but not limited to claims alleging products liability.

21.2 Celator shall, throughout the term of this Agreement, at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force, with insurers acceptable to Princeton, or an equivalent program of self insurance acceptable to Princeton the following types of insurance:

(21.2a) Comprehensive or Commercial General Liability which shall include, but not be limited to, broad form contractual liability and products/completed operations liability with minimum limits as follows:

(i) $2,000,000 combined single limit as respects premises, operations and contractual liability;

(ii) $5,000,000 combined single limit as respects liability arising out of Products and/or Completed Operations. This coverage may be maintained on either an occurrence or claims made form. If Products/Completed Operations coverage is on a claims made form, Celator must maintain such coverage for three years after the last patient is treated but no longer than 3 years after termination or expiration of this license.

(iii) $5,000,000 General Aggregate.

(21.2b) Workers’ Compensation and Employers Liability insurance, covering each employee of the Celator engaged in the performance of the action required under the contract, with a limit of liability in accordance with applicable law, in the case of workers’ compensation insurance, and with the following limits of liability in the case of employers’ liability:

Bodily injury by accident - $100,000 each accident; Bodily injury by disease - $500,000 policy limit; Bodily injury by disease - $100,000 each employee.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

(21.2c) It is expressly understood and agreed, however, that the insurance coverage and limits stated in A and B above shall not in any way limit the liability of Celator and that the required insurance shall be primary coverage. Any insurance Princeton may purchase will be excess and noncontributory. Celator’s liability insurance will be endorsed to specifically name Princeton as an additional insured, extend to cover the indemnification pursuant to Article 20 and provide as primary coverage. Such coverage is to commence at the time a Product enters clinical development.

(21.2d) Celator shall furnish Princeton with a certificate of insurance evidencing the coverage and limits required pursuant to (21.2a) and (21.2b) above. The liability certificate shall:

(i) Provide for thirty (30) day advance written notice to Princeton of cancellation or material alteration of the policy;

(ii) Indicate that Princeton has been endorsed as an additional insured under the coverages referred to above;

(iii) Include a provision that the insurance will be primary and any valid and collectible insurance or program of self-insurance carried or maintained by Princeton shall be excess and noncontributory.

21.3 Princeton shall promptly notify Celator in writing of any claim or suit brought against Princeton in respect of which Princeton intends to invoke the provisions of Article 20. Celator shall keep Princeton informed on a current basis of its defense of any claims pursuant to Article 20.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

22. NOTICES

22.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Princeton:	Laurie Tzodikov Princeton University Office of Technology Licensing and Intellectual Property
4 New South Building Princeton, NJ 08544-0036 Attention: Director

In the case of Celator:	Lawrence D Mayer, Ph.D. President & Head of Research Celator Pharmaceuticals Inc.
303B College Road East Princeton, NJ 08540

23. ASSIGNABILITY

23.1 This Agreement is binding upon and shall inure to the benefit of Princeton and Celator, its successors and assigns, but shall be personal to Princeton and Celator and assignable by one party only with the written consent of the other party, which consent shall not be unreasonably withheld.

24. LATE PAYMENTS

24.1 In the event any amounts due Princeton hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received within 30 days of when due, Celator shall pay to Princeton interest charges at a rate of ten (10) percent per annum or the highest rate permitted by law, if less than ten percent. Such interest shall be calculated from the date payment was due until actually received by Princeton

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

25. WAIVER

25.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

26. FAILURE TO PERFORM

26.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

27. GOVERNING LAWS

27.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

28. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

28.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Celator shall assume all legal obligations to do so and the costs in connection therewith.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

29. EXPORT CONTROL LAWS

29.1 Celator shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

30. CONFIDENTIALITY

30.1 Celator shall not use any Data except for the sole purpose of performing this Agreement, shall safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and shall not disclose or permit the disclosure of Data to others (except to its employees, agents or consultants who are bound to Celator and Princeton by a like obligation of confidentiality) without the express written permission of Princeton, except that Celator shall not be prevented from using or disclosing any Data:

(30.1a) which Celator can demonstrate by written records was previously known to it; or

(30.1b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Celator; or

(30.1c) which is lawfully obtained by Celator from sources independent of Princeton who were entitled to provide such information to Celator.

The obligations of Celator under this section 30.1 shall remain in effect for five (5) years from the date of termination or expiration of this Agreement.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

31. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

31.1 In the event either party receives notice pertaining to any patent included within Princeton Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, hereinafter, the “Act”), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an Abbreviated New Drug Application (“ANDA”) or a paper New Drug Application (“paper NDA”), or in the case of an infringement of Princeton Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

31.2 If Celator wishes action to be taken against such infringement, as provided in the Act, Celator shall request such action by written notice to Princeton. Within thirty (30) days of receiving said request, Princeton will give written notice to Celator of its election to:

(31.2a) commence suit on its own account; or

(31.2b) refuse to participate in such suit.

Celator may thereafter bring suit for patent infringement as provided by the Act if and only if Princeton elects not to commence suit and if the infringement occurred during the period that Celator had exclusive rights in the United States under this Agreement. However, in the event Celator elects to bring suit in accordance with this paragraph, Princeton may thereafter join such suit at its own expense.

31.3 The provisions of paragraphs 18.3 and 18.4 shall likewise apply to any legal action brought under this Article 31.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

31.4 Princeton hereby authorizes Celator to include in any NDA for a Licensed Product a list of patents included within Princeton Patent Rights identifying Princeton as patent owner.

32. MISCELLANEOUS

32.1 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

32.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

32.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

32.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

32.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

EXCLUSIVE LICENSE AGREEMENT: Princeton University and Celator Pharmaceuticals

IN WITNESS WHEREOF, both Princeton and Celator have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

Celator Pharmaceuticals		Princeton University

By:		By:
	(Signature)		(Signature)

Name:		Name:
	(Please Print)		(Please Print)

Title:		Title:

Date:		Date:

AMENDMENT

TO EXCLUSIVE

LICENSE AGREEMENT

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT dated as of July 6, 2010, by and between Princeton University (“Princeton”) and Celator Pharmaceuticals, Inc. (“Celator”).

Recitals:

The parties are parties to an Exclusive License Agreement dated as of June 28, 2007 (the “License Agreement”), pursuant to which Princeton granted an exclusive license to Celator under the Princeton Patent Rights in the Licensed Field. The parties wish to amend the License Agreement, as provided in this Amendment. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to them in the License Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Article 6 of the License Agreement is hereby amended and restated in its entirety so as to provide in full as follows:

6.	NON-ROYALTY SUBLICENSING CONSIDERATION.

6.1 Celator shall pay to Princeton ********* of all consideration received by Celator in connection with a transaction in which Celator solely sublicenses or transfers rights under the Princeton Patent Rights, or any portion thereof, licensed to Celator hereunder. For the avoidance of doubt, and not by way of limitation, no non-royalty sublicensing consideration shall be payable to Princeton pursuant to this Section 6.1 in any of the following circumstances: (i) any sublicense or transfer of rights in connection with the performance of any research, development or other collaborative activities performed by, on behalf of or in collaboration with Celator or its Affiliates; (ii) any sublicense or transfer of rights in connection with any manufacturing, marketing, distribution, co-distribution or other commercial relationship; (iii) any sublicense or transfer of rights to any product, product candidate or technology in a transaction or series of related transactions that includes the sale, license, sublicense or transfer of other rights, know-how, data, technology or other intellectual property by Celator or its Affiliates to such third party or its Affiliates; or (iv) any circumstances where Celator has retained an interest in the applicable product, product candidate or technology.

2. The parties agree that all of the terms, provisions, covenants and conditions of the License Agreement not amended by this Amendment shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended or modified herein.

3. This Amendment shall be governed and construed in accordance with the internal laws of the State of New Jersey.

4. This Amendment may be executed by the parties on separate counterparts, each of which shall be an original and both of which, taken together, shall constitute one and the same agreement. This Amendment and any counterpart signature page hereto may be delivered by a party by facsimile or electronic transmission with the same effect as if such party had delivered an executed original counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

PRINCETON UNIVERSITY

By:

Title:

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Lawrence Mayer

Title:	President and Head of Research

AMENDMENT #2

TO EXCLUSIVE

LICENSE AGREEMENT

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT dated as of August 20, 2012, by and between Princeton University (“Princeton”) and Celator Pharmaceuticals, Inc. (“Celator”).

Recitals:

The parties are parties to an Exclusive License Agreement dated as of June 28, 2007, as amended on July 6, 2010, (the “License Agreement”), pursuant to which Princeton granted an exclusive license to Celator under the Princeton Patent Rights in the Licensed Field. The parties wish to amend the License Agreement, as provided in this Amendment. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to them in the License Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

5. The first sentence of Section 7.1 of the License Agreement is hereby amended and restated in its entirety so as to provide in full as follows:

“Except as otherwise required by law, Celator shall pay to Princeton a running royalty of *********************** during the term of this Agreement; provided, however, that if Celator grants a sublicense pursuant to Section 5.1 under which Celator receives running royalties of less than **************************, Celator shall instead pay Princeton ********** of the royalties received by Celator under such sublicense.”

6. The parties agree that all of the terms, provisions, covenants and conditions of the License Agreement not amended by this Amendment shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended or modified herein.

7. This Amendment shall be governed and construed in accordance with the internal laws of the State of New Jersey.

8. This Amendment may be executed by the parties on separate counterparts, each of which shall be an original and both of which, taken together, shall constitute one and the same agreement. This Amendment and any counterpart signature page hereto may be delivered by a party by facsimile or electronic transmission with the same effect as if such party had delivered an executed original counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

PRINCETON UNIVERSITY

By:

Title:

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Lawrence Mayer

Title:	President and Head of Research